Exhibit 2.4

THIRD AMENDMENT TO

FORMATION AND CONTRIBUTION AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS THIRD AMENDMENT TO FORMATION AND CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is made and entered into as of March 26, 2008, by and among (i) NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), (ii) NHP/PMB L.P., a Delaware limited partnership (the “Operating Partnership”), (iii) PACIFIC MEDICAL BUILDINGS LLC, a California limited liability company (“PMB LLC”), (iv) PMB SPE SANTA CLARITA LLC, a California limited liability company (“Clarita LLC”), (v) PMB CHULA VISTA LLC, a California limited liability company (“Vista LLC”), (vi) LILIHA PARTNERS L.P., a California limited partnership (“Liliha LP”), (vii) ST. FRANCIS-LYNWOOD MEDICAL PLAZA L.P., a California limited partnership (“Francis LP”), (viii) EDEN MEDICAL PLAZA LP, a California limited partnership (“Eden LP”), (ix) PMB BURBANK #1 LLC, a California limited liability company (“Burbank 1 LLC”), (x) SAN GABRIEL VALLEY MEDICAL PLAZA LLC, a California limited liability company (“SG Valley LLC”), (xi) PMB GREEN VALLEY LLC, a Nevada limited liability company (“Green LLC”), (xii) THE PLAZA AT WASHOE, LLC, a Nevada limited liability company (“Washoe LLC”), (xiii) THE TERRACE AT SOUTH MEADOWS, LLC, a Nevada limited liability company (“Terrace LLC”), (xiv) PMB HILLSBORO LLC, an Oregon limited liability company (“Hillsboro LLC”), (xv) PMB TORRANCE 1 LLC, a California limited liability company (“Torrance LLC”), (xvi) PMB BURBANK #2 LLC, a California limited liability company (“Burbank 2 LLC”), (xvii) PDP ORANGE LLC, a Delaware limited liability company (“Orange LLC”), (xviii) PDP MISSION VIEJO LLC, a Delaware limited liability company (“Mission LLC”), (xix) PDP POMERADO LLC, a California limited liability company (“Pomerado LLC”), (xx) PMB PASADENA LLC, a California limited liability company (“Pasadena LLC”), and (xxi) PMB GILBERT LLC, a Delaware limited liability company (“Gilbert LLC” and, together with Clarita LLC, Vista LLC, Liliha LP, Francis LP, Eden LP, Burbank 1 LLC, SG Valley LLC, Green LLC, Washoe LLC, Terrace LLC, Hillsboro LLC, Torrance LLC, Burbank 2 LLC, Orange LLC, Mission LLC, Pomerado LLC and Pasadena LLC, the “Transferors”).

R E C I T A L S

A. NHP, PMB LLC and the Transferors entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008 (the “Original Contribution Agreement”), as amended by that certain First Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 10, 2008 (the “First Amendment”), and as further amended by that certain Letter Agreement Re: Due Diligence Waiver Letter and Second Amendment to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of March 14, 2008 (the “Second Amendment,” together with the First Amendment and Original Contribution Agreement, the “Contribution Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings set forth for the same in the Contribution Agreement.

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B. NHP, the Operating Partnership, PMB LLC and the Transferors desire to amend the Contribution Agreement in accordance with the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NHP, the Operating Partnership, PMB LLC and the Transferors hereby agree as follows:

1.	AMENDMENTS.

1.1 Clarita LLC. The introductory paragraph of the Contribution Agreement is hereby amended to correct the definition of Clarita LLC set forth therein by deleting “PMB SANTA CLARITA LLC, a California limited liability company” in its entirety, and inserting “PMB SPE SANTA CLARITA LLC, a Delaware limited liability company” in lieu thereof.

1.2 Deliveries.

1.2.1 Delivery of Notices. The Contribution Agreement is hereby amended by deleting “In addition, with respect to each Property,” from the last sentence of Section 2.3(a) thereof and inserting “In addition, with respect to each Property with a Contribution Transaction Closing as part of the first Contribution Transaction, on or before the fourth (4th) Business Day prior to the applicable Closing Date for a particular Contribution Transaction, and with respect to each other Property,” in lieu thereof.

1.2.2 Delivery of OP Units and Cash. The Contribution Agreement is hereby amended by deleting from Section 2.3(b) thereof, the following sentence in its entirety: “Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that with respect to the Existing Properties leased by Liliha LP and Washoe LLC, (x) if the applicable Transferor elects to (and is permitted to) engage in an Investment Entity Transaction, one hundred percent (100%) of the Allocable Share of each Entity Transferor Party shall be payable in cash only and shall not be payable in OP Units, and (y) if the applicable Transferor elects to engage in a Property Contribution, one hundred percent (100%) of the Allocable Share of each Property Transferor Party shall be paid in cash only and shall not be paid in OP Units.”

1.2.3 Delivery of Statements of Representations and Covenants. The Contribution Agreement is hereby amended by deleting “On” from the first line of Section 6.1.9 thereof and inserting “With respect to each Property with a Contribution Transaction Closing as part of the first Contribution Transaction, on or before the fourth (4th) Business Day prior to such Closing, and with respect to each Closing that occurs on a date subsequent to the first Contribution Transaction, on” in lieu thereof.

1.2.4 Delivery of Pledges. Section 7.3.9 of the Contribution Agreement is hereby amended by deleting “provided, however, that, notwithstanding the

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foregoing, Transferee may, at its election in its sole and absolute discretion, deliver the Certificates directly to PMB LLC (on behalf of the applicable OP Unit Recipients), outside of Escrow promptly following such Closing Date but no later than the fifth (5th) Business Day after such Closing Date” and inserting the following in lieu thereof “provided, however, that, notwithstanding anything to the contrary contained herein, Transferee may, at its election in its sole and absolute discretion, deliver the Certificates directly to PMB LLC (on behalf of the applicable OP Unit Recipients), outside of Escrow promptly following such Closing Date but no later than the fifth (5th) Business Day after such Closing Date, provided that to the extent that any such Certificates are not delivered on the Closing Date, the delivery of the Sharp Rees-Stealy Pledge Agreements and the Indemnity Pledge Agreements may be delayed until the day on which the delivery of the applicable Certificates has been made”. Section 7.3.9 of the Contribution Agreement, as hereby amended, is subject to the provisions of Section 1.2.7 of this Amendment.

1.2.5 Exhibits to the Tax Protection Agreement. Notwithstanding anything to the contrary contained in the “Tax Protection Agreement” (as defined in the Tax Letter Agreement), PMB LLC shall deliver (a) drafts of Exhibits A and C thereto to Transferee on or before the date of this Amendment, and (b) final versions of Exhibits A and C thereto to Transferee one (1) day before the Closing of the first Contribution Transaction. Transferee hereby acknowledges receipt of drafts of Exhibits A and C to the Tax Protection Agreement as provided in clause (a) above.

1.2.6 Election regarding Terrace at South Meadows. PMB LLC and Terrace LLC hereby notify NHP that Terrace LLC has elected to engage in an Investment Entity Transaction with respect to the Property leased by Terrace LLC (the “Terrace Property”). The parties acknowledge, however, that, as of the date of this Amendment, not all of the Required Waivers and/or ROFO Closing Conditions with respect to the Terrace Property have been satisfied.

1.2.7 Investor Documents. The parties acknowledge that as of the Closing of the first Contribution Transaction, Transferee may still be reviewing the Statements of Representations and Covenants, the investor questionnaires to be delivered pursuant to Section 6.1.9 of the Contribution Agreement, the Non-Foreign Affidavits to be delivered pursuant to Section 6.1.6 of the Contribution Agreement, as well as IRS Forms W-9 to be delivered by each Transferor and Transferor Party (collectively, the “Investor Documents”). Notwithstanding anything to the contrary contained in the Contribution Agreement, if Transferee reasonably determines that any Investor Documents with respect to any person or entity are materially incomplete or inaccurate as of the Closing of the first Contribution Transaction, (a) Transferee shall promptly notify PMB LLC of the same and PMB LLC will cooperate with Transferee to promptly cause the applicable Transferor Parties to complete and/or correct the same and (b) Transferee shall have the right to delay the issuance of OP Units and any Certificates to such person or entity (and delay its determination as to whether such person or entity as an “Accredited Investor” under the terms of the last sentence of Section 2.3(b) of the Contribution Agreement) for a reasonable period ending no later than April 22, 2008, to the extent necessary to make such determination and issue any such OP Units and Certificates.

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1.3 Green Valley Suite 408 Lease and Torrance LLC Property Taxes.

1.3.1 Contribution Value Adjustment. The first sentence of Section 2.1.1 of the Contribution Agreement is hereby amended by deleting “and (g) the “Credit Amount” (as hereinafter defined) for such Property” and inserting the following in lieu thereof “(g) the “Credit Amount” (as hereinafter defined) for such Property; (h) the “Suite 408 Reserve Amount” (as hereinafter defined) with respect to the “Green Property” (as hereinafter defined), to the extent funded by the Transferee in accordance with Section 2.3(g) hereof; and (i) the “Torrance Supplemental Tax Reserve Amount” (as hereinafter defined) with respect to the “Torrance Property” (as hereinafter defined), to the extent funded by the Transferee in accordance with Section 2.3(h) hereof “; and the last sentence of Section 2.1.1 of the Contribution Agreement is hereby amended by deleting “through (g) above” and inserting “through (i) above” in lieu thereof.

1.3.2 Rental and Supplemental Tax Reserves. The Contribution Agreement is hereby amended by inserting the following paragraphs after Section 2.3(f) thereof:

“(g) Green Property Rental Reserve. Transferee, Green LLC and PMB LLC hereby acknowledge that the calculation of the Net Operating Income for the Property leased by Green LLC (the “Green Property”), as set forth on Exhibits “B-2” and “B-3” attached to the Contribution Agreement, was calculated as if the existing month-to-month lease for Suite 408 of the Green Property (“Suite 408”) had a five (5) year lease term. In consideration of this treatment and in light of the fact that such lease may be terminated prior to the expiration of such five (5) year period, upon the Closing of the Contribution Transaction with respect to the Green Property, NHP shall cause the Operating Partnership to establish a reserve account, which shall be funded with cash in an amount equal to Five Hundred Eighty Four Thousand Sixty Two Dollars ($584,062.00) (which amount is equal to the rent which should be paid by the existing tenant of Suite 408, if such tenant remained in Suite 408 for a period of five (5) years following the Closing of the Contribution Transaction with respect to the Green Property) (the “Suite 408 Reserve Amount”). The Suite 408 Reserve Amount shall, at Green LLC’s option, either be funded at the Closing of the Green Property in cash by Green LLC or by Transferee. To the extent that the Suite 408 Reserve Amount is funded by Transferee, the Suite 408 Reserve Amount will reduce (and be treated as a credit against) the Contribution Value with respect to the Green Property in accordance with Section 2.1.1 hereof. In the event that the existing month-to-month lease relating to Suite 408 is terminated prior to the fifth (5th) anniversary of the Closing of the Contribution Transaction of the Green Property, then all of the cash then remaining in the reserve established under this Section 2.3(g) that is attributable to the rental payments then remaining due or that would have thereafter become due prior to such fifth (5th) anniversary had such lease not terminated shall be disbursed from such reserve by the Operating Partnership to the Property Owning Entity that owns the Green Property within thirty (30) days of receiving a written request from such Property Owning Entity (and any remaining cash in such reserve that is not so distributed, if any, shall be delivered to PMB LLC for distribution to PMB LLC or Green LLC, as

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applicable). Notwithstanding the foregoing: (i) in the event that a new lease, reasonably acceptable to NHP, with respect to Suite 408 is executed by the existing tenant of Suite 408 (or any other tenant reasonably acceptable to NHP), for a term expiring on a date that is on or after the fifth (5th) anniversary of the Closing of the Contribution Transaction with respect to the Green Property, then all of the cash then remaining in the reserve established under this Section 2.3(g) shall be delivered to PMB LLC for distribution to PMB LLC or Green LLC, as applicable; and (ii) in the event that as of any anniversary of the Closing of the Contribution Transaction of the Green Property (up to and including the fifth (5th) anniversary of the Closing of the Contribution Transaction of the Green Property) the existing month-to-month lease of Suite 408 remains in full force and effect and has not been terminated (and the existing tenant thereunder continues paying rent thereunder), then twenty percent (20%) of the Suite 408 Reserve Amount shall be delivered to PMB LLC for distribution to PMB LLC or Green LLC, as applicable, on or before the thirtieth (30th) day after such anniversary.

(h) Torrance Property Tax Reserve. Transferee, Torrance LLC and PMB LLC hereby acknowledge that (i) Torrance LLC recently received a new real property tax assessment (the “Torrance Reassessment”) with respect to the Property leased by Torrance LLC (the “Torrance Property”), which Torrance Reassessment is substantially higher than the prior real property tax assessment for the Torrance Property (the “Prior Torrance Assessment”) and (ii) the calculation of the Net Operating Income for the Torrance Property, as set forth on Exhibits “B-2” and “B-3” attached to the Contribution Agreement, was calculated based on the Prior Torrance Assessment and Torrance LLC is in the process of appealing the Torrance Reassessment (the “Tax Appeal”). In consideration of this treatment and in light of the fact that Torrance LLC may not be successful in winning the Tax Appeal, upon the Closing of the Contribution Transaction with respect to the Torrance Property, NHP shall cause the Operating Partnership to establish a reserve account, which shall be funded with cash in an amount equal to One Hundred Ninety Eight Thousand Five Hundred and Five Dollars ($198,505.00) (which amount is equal to the increased Net Operating Income attributable to discounting the Torrance Reassessment) (the “Torrance Supplemental Tax Reserve Amount”). The Torrance Supplemental Tax Reserve Amount shall, at Torrance LLC’s option, either be funded at the Closing of the Torrance Property in cash by Torrance LLC or by Transferee. To the extent the Torrance Supplemental Tax Reserve Amount is funded by Transferee, the Torrance Supplemental Tax Reserve Amount will reduce (and be treated as a credit against) the Contribution Value with respect to the Torrance Property in accordance with Section 2.1.1 hereof. Following the Closing of the Torrance Property, PMB LLC shall cause Torrance LLC (or the trustee under any liquidating trust established upon liquidation thereof) in good faith, at Torrance LLC’s (or such liquidating trust’s) sole cost and expense, to continue to diligently pursue the Tax Appeal and shall keep NHP apprised of the status of the same. In the event that the Tax Appeal is successful in decreasing the Torrance Reassessment, cash equal to the amount by which such decrease would result in a change in the calculation of the Torrance Property’s net

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operating income compared to the net operating income calculated based on the Torrance Reassessment (herein, the “Torrance Supplemental Tax Released Amount”) shall be disbursed from the cash in the reserve established under this Section 2.3(h) to PMB LLC for distribution to PMB LLC or Torrance LLC, as applicable, within thirty (30) days of receiving a written request together with reasonable evidence of the decrease of the Torrance Reassessment and the resulting change in the Torrance Property’s net operating income. Any cash remaining in the reserve established under this Section 2.3(h) in excess of the Torrance Supplemental Tax Released Amount, if any, shall be delivered to NHP. Notwithstanding the foregoing, in the event that (A) neither PMB LLC nor Torrance LLC (nor its liquidating trust) delivers evidence of a successful resolution of the Tax Appeal on or before the third (3) anniversary of the Closing of the Contribution Transaction with respect to the Torrance Property, or (B) Torrance LLC is unsuccessful in pursuing the Tax Appeal, and is not able to or fails to further pursue such action, then all of the cash then remaining in the reserve established under this Section 2.3(h) shall be delivered to NHP, and Torrance LLC shall be under no further obligation to pursue such reassessment.”

1.4 Cap Rate Adjustments. The Contribution Agreement is hereby amended by deleting Exhibit “B-2” attached thereto in its entirety and inserting Exhibit “B-2” attached hereto in lieu thereof.

1.5 Sample Cap Rate Adjustment Calculation. The Contribution Agreement is hereby amended by deleting Exhibit “B-3” attached thereto in its entirety and inserting Exhibit “B-3” attached hereto in lieu thereof.

1.6 Property Management Agreement. The Contribution Agreement is hereby amended by deleting Exhibit “R” attached thereto in its entirety and inserting Exhibit “R” attached hereto in lieu thereof.

1.7 Washoe Property Closing Date and Designation. Notwithstanding anything to the contrary contained in the Contribution Agreement, (a) the Closing of the Contribution Transaction relating to the Property leased by Washoe LLC (the “Washoe Property”) shall not take place on May 1, 2008, (b) the Washoe Property, which was previously designated as an Existing Property shall instead be designated as a Development Property for all purposes thereunder, and (c) the Completion Notice to be delivered with respect to the Washoe Property shall be delivered on or before February 1, 2009, but in no event shall the Closing of the Washoe Property occur before April 1, 2009.

1.8 Entity Charts. The Contribution Agreement is hereby amended by deleting “February 20, 2008” from the second line of Section 8.16 thereof and inserting “March 24, 2008” in lieu thereof.

1.9 Torrance 1031 Exchange. The parties hereto acknowledge and agree that the acquisition by NHP of the Torrance Property may be part of a tax-free exchange under Section 1031 of the Code, the Treasury Regulations promulgated thereunder, and Revenue Procedure 2000-37, 2000-40 I.R.B. 308, with respect to NHP or one or more of its affiliates (an “Exchange”). The parties hereby agree to take all reasonable steps on or

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before the applicable Closing Date to facilitate an Exchange if requested by NHP, provided that (a) such Exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, (b) no party making such accommodation shall incur any additional cost, expense or liability in connection with such Exchange (other than expenses of reviewing and executing documents required in connection with such Exchange) and (c) such Exchange shall not delay the Closing of the Torrance Property. Notwithstanding anything to the contrary contained in the foregoing, if NHP elects to close the acquisition of the Torrance Property as an Exchange, then (i) notwithstanding anything to the contrary contained in the Contribution Agreement, NHP, at its sole option, may assign and delegate Transferee’s rights and obligations under the Contribution Agreement to acquire the Torrance Property from Torrance LLC to NHP or to an affiliate of NHP that is not a subsidiary of the Operating Partnership (and which entity may be an existing entity that is not formed in accordance with the provisions of the Contribution Agreement applicable to Property Owning Entities), which designee may in turn delegate its obligations to acquire the Torrance Property under the Contribution Agreement, and may assign its rights to receive the Torrance Property to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of NHP pursuant to this Agreement; (iii) NHP shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Transferors or PMB LLC; (v) the Closing of the Contribution Transaction of the Torrance Property by Intermediary or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Torrance LLC (or, if applicable, from other affiliates of Transferors or PMB LLC whom Transferors or PMB LLC will cause to execute such deeds) to Intermediary or to exchange accommodation titleholder, as the case may be; and (vi) NHP shall indemnify, protect, defend and hold harmless Transferors and PMB LLC from and against any and all liability arising from and out of such Exchange by NHP. No party participating in an Exchange pursuant to this Section 1.9 shall make any representation or warranty to the other party concerning the tax treatment of such transaction.

1.10 Pledge Agreements. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained in the Contribution Agreement, the Indemnity Pledge Agreements required to be delivered by the OP Unit Recipients pursuant to Section 6.1.21 thereof and the Sharp Rees-Stealy Pledge Agreements required to be delivered by the holders of the Sharp Rees-Stealy Pledged Units pursuant to Section 10.5 thereof, may instead be delivered jointly by such OP Unit Recipients as a single Indemnity Pledge Agreement for each Property and jointly by such holders of the Sharp Rees-Stealy Pledged Units as a single Sharp Rees-Stealy Pledge Agreement, as applicable, and the forms attached as Exhibits “Q-1” and “AA” to the Contribution Agreement may be revised to reflect such multiple pledgors, each of which shall be severally liable, as shall be reasonably agreed upon by the parties.

1.11 PMBRES Purchase Agreement. The parties hereto acknowledge and agree that on or before the Closing of the first Contribution Transaction, the PMBRES Purchase Agreement will be amended and restated to address certain entity restructuring

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transactions scheduled to occur on and/or prior to the Closing of the first Contribution Transaction (which will include, without limitation, identifying Pacific Medical Buildings LLC and PMB Partners LLC as “Transferors” thereunder and identifying NHP/PMBRES LLC and PMB Partners LLC as the sole members of PMBRES after such Closing).

1.12 Allocable Share Notices and Determinations. Notwithstanding anything to the contrary in the Contribution Agreement, as hereby amended, for purposes of determining the Allocable Share of any Transferor Party or Continuing Transferor Party and any Notices to be delivered by the applicable Transferor with respect thereto, the parties agree as follows:

1.12.1 The Notice required to be delivered pursuant to clauses (i) and (ii) of Section 2.3(a) of the Contribution Agreement with respect to the Allocable Share of each Transferor Party or Continuing Transferor Party shall set forth such Transferor’s good faith estimate of the Allocable Share of each such Transferor Party and Continuing Transferor Party as of the applicable Closing Date based upon a good faith estimate of the Contribution Value as adjusted and determined pursuant Section 2.1 of the Contribution Agreement. Such estimated Allocable Share for each such Transferor Party and Continuing Transferor Party shall be referred to in the Contribution Agreement, as hereby amended, as the “Estimated Allocable Share.”

1.12.2 Prior to the applicable Closing, each applicable Transferor shall update the Estimated Allocable Share and cause to be included as part of the Closing Statement for each Property to be signed and delivered to Transferee and PMB LLC at the applicable Closing pursuant to Section 7.5.2 of the Contribution Agreement, the Allocable Share for each Transferor Party and Continuing Transferor Party for such Property as of the Closing Date based upon the actual Contribution Value as determined and adjusted pursuant to Section 2.1 and reflected in the Closing Statement for such Property. Such Allocable Share for each such Transferor Party and Continuing Transferor Party as of the Closing Date shall be referred to in the Contribution Agreement, as hereby amended, as the “Closing Date Allocable Share.”

1.12.3 To the extent that any adjustments to the Contribution Value for any Property pursuant to Section 2.2(b) of the Contribution Agreement result in any amounts owing to an applicable Transferor Party or a Continuing Transferor Party after the applicable Closing Date for such Property pursuant to such Section 2.2(b), PMB LLC shall notify Transferee of each such Transferor Party’s and Continuing Transferor Party’s Allocable Share thereof prior to any such amounts becoming due. Such post-Closing Date Allocable Share for each such Transferor Party and Continuing Transferor Party shall be referred to in the Contribution Agreement, as hereby amended, as the “Post-Closing Allocable Share.”

1.12.4 From and after the date of this Amendment, the following shall apply:

(a) All references in clause (i) of Section 2.2(b) of the Contribution Agreement to “Allocable Share” shall mean and instead refer to the Post-Closing Allocable Share.

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(b) All references in Sections 2.3, 6.1.21, 7.2.18 and 14.2 of the Contribution Agreement to “Allocable Share” shall mean and instead refer to the Closing Date Allocable Share.

1.13 Legal Fees and Costs.

1.13.1 The Contribution Agreement is hereby amended by deleting the last two sentences of Section 16.5 thereof in their entirety and inserting the following sentences in lieu thereof:

“The exact amount of Legal Fees and Costs and the portion of the applicable Property’s (or such Transferor Party’s) anticipated pro rata share of such Legal Fees and Costs that PMB LLC has elected to cause the Operating Partnership to pay or reimburse at Closing shall be set forth in the final Closing Statement approved by the parties prior to the Closing pursuant to Section 7.5.2 of the Contribution Agreement. Transferee shall cause the Operating Partnership to pay such specified portion of the Legal Fees and Costs at the Closing of such Property (each a “Reimbursable Legal Fees and Costs Amount”) as directed in the Closing Statement and the Contribution Value of such Property shall be reduced by the amount of such payments pursuant to the terms of Section 2.1.1 hereof.”

1.13.2 Notwithstanding anything to the contrary in Section 16.5 of the Contribution Agreement, as hereby amended, any Legal Fees and Costs Notice to be delivered in connection with the Closing of the first Contribution Transaction may be delivered four (4) Business Days prior to the applicable Closing Date.

1.14 Waiver of Termination Rights. NHP and the Operating Partnership hereby waive any right to terminate the Contribution Agreement, as hereby amended, with respect to (a) the Property leased by Burbank 1 LLC pursuant to Section 4.1.4(d) of the Contribution Agreement (as added by Section 1.3 of the First Amendment), (b) any of the Existing Properties pursuant to Section 4.1.4(e) of the Contribution Agreement (as added by Section 1.3 of the First Amendment) or (c) the Property leased by Torrance LLC pursuant to the second paragraph of the Second Amendment.

2.	MISCELLANEOUS PROVISIONS.

2.1 Governing Law. This Amendment and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

2.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

2.3 Headings. The Section headings of this Amendment are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

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2.4 Construction. This Amendment shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

2.5 Effect of Amendment. In the event of any inconsistency between the terms of the Contribution Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

2.6 Ratification. Except as otherwise expressly modified hereby, the Contribution Agreement shall remain in full force and effect, and all of the terms and provisions of the Contribution Agreement, as herein modified, are hereby ratified and reaffirmed.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NHP: NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:	/s/ Donald D. Bradley
Name: Donald D. Bradley Title: EVP & CIO

OPERATING PARTNERSHIP: NHP/PMB L.P., a Delaware limited partnership

By:	NHP/PMB GP LLC,
a Delaware limited liability company, its General Partner

By:	NHP Operating Partnership L.P.,
a Delaware limited partnership, its Sole Member

By:	NHP GP LLC,
a Delaware limited liability company, its General Partner

By:	Nationwide Health Properties, Inc.
a Maryland corporation, its Sole Member

By:	/s/ Donald D. Bradley
Name: Donald D. Bradley Title: EVP & CIO

[Additional Signature Pages Follow]

Signature Page 1

PMB LLC: PACIFIC MEDICAL BUILDINGS LLC, a California limited liability company

By:	PMB, INC.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

TRANSFERORS: PMB SPE SANTA CLARITA LLC, a Delaware limited liability company

By:	PMB Santa Clarita LLC,
a California limited liability company, its Sole Member

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 2

PMB CHULA VISTA LLC, a California limited liability company

By:	PMB SPE Chula Vista, Inc.,
a Delaware corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

LILIHA PARTNERS L.P., a California limited partnership

By:	PMB SPE Honolulu, Inc.
a California corporation, its General Partner

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

ST. FRANCIS-LYNWOOD MEDICAL PLAZA L.P., a California limited partnership

By:	PMB Lynwood, Inc.,
a California corporation, its General Partner

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 3

EDEN MEDICAL PLAZA LP, a California Limited Partnership

By:	PMB Castro Valley, Inc.,
a California corporation, its General Partner

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PMB BURBANK #1 LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 4

SAN GABRIEL VALLEY MEDICAL PLAZA LLC, a California limited liability company

By:	PMB San Gabriel LLC,
a California limited liability company, its Managing Member

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PMB GREEN VALLEY LLC, a Nevada limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 5

THE PLAZA AT WASHOE, LLC, a Nevada limited liability company

By:	PMB Reno LLC,
a Nevada limited liability company, its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

THE TERRACE AT SOUTH MEADOWS, LLC, a Nevada limited liability company

By:	PMB South Meadows LLC,
a Nevada limited liability company, its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 6

PMB HILLSBORO LLC, an Oregon limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PMB TORRANCE 1 LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 7

PMB BURBANK #2 LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PDP ORANGE LLC, a Delaware limited liability company

By:	PMB Founders Orange LLC,
a California limited liability company, its Administrative Agent

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 8

PDP MISSION VIEJO LLC, a Delaware limited liability company

By:	PMB Founders Mission Viejo LLC,
a California limited liability company, its Administrative Agent

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PDP POMERADO LLC, a California limited liability company

By:	PMB Poway LLC,
a California limited liability company, its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

[Additional Signature Pages Follow]

Signature Page 9

PMB PASADENA LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

PMB GILBERT LLC, a Delaware limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company, its Manager

By:	PMB, Inc.,
a California corporation, its Manager

By:	/s/ Mark Toothacre
Name: Mark Toothacre Title: President

Signature Page 10

EXHIBIT “B-2”

CAP RATE ADJUSTMENT1

See attached.

[1]

NOTE: The Net Operating Income calculations include a deduction for a general operating reserve equal to (A) Twenty Cents ($0.20) per rentable square foot of medical office building space for Existing Properties for which initial construction was completed within the five (5) year period ending on such Property's applicable Closing Date, or (B) Twenty-Five Cents ($0.25) per rentable square foot of medical office building space for Existing Properties for which initial construction was completed prior to the five (5) year period ending on such Property's applicable Closing Date.

B-2-1

Valuation as of March 14, 2008

Property	Rentable Square Feet	First Yr NOI	NHP Going-in Cap Rate	Purchase Price Before Premium	Purchase Price With Premium
Closing in 2008					
Santa Clarita Valley Medical Plaza	78,164	$ 2,235,788	5.85%	$ 38,218,598	$ 39,393,862
Sharp Rees-Stealy	67,000	1,429,155	6.50%	21,987,000	22,738,249
St. Francis Lynwood	54,246	1,208,290	6.50%	18,589,077	19,224,226
Eden Medical Plaza	19,070	486,590	6.50%	7,486,000	7,741,781
Burbank Medical Plaza	69,620	2,113,140	6.25%	33,810,240	34,921,032
San Gabriel Valley Medical Plaza	58,249	1,354,872	6.50%	20,844,185	21,556,386
Kenneth Watts Medical Office Building	58,634	836,431	6.25%	13,382,896	13,822,574
Mission Hospital MOB & Parking Structure	136,732	5,605,990	6.00%	93,433,167	96,380,009
Pomerado Hospital Outpatient Services Pavilion	172,000	5,263,686	6.00%	87,728,100	90,495,007
Del E. Web Medical Plaza	84,666	1,735,564	6.50%	26,700,985	27,613,301
The Terrace at South Meadows	60,953	1,056,410	6.50%	16,252,462	16,807,774
Tuality 7th Avenue Medical Plaza	104,856	2,072,834	6.50%	31,889,754	32,979,359
Liliha Medical Plaza	92,650	1,975,071	7.25%	27,242,359	28,280,574
Total 2008	**1,056,840**	**$ 27,373,821**	**6.26%**	**$ 437,564,821**	**$ 451,954,134**
Closing in 2009					
The Plaza at Washoe	91,937	1,375,472	6.50%	21,161,108	21,884,138
St. Joseph Medical Office Building & Parking Structure	93,772	3,398,676	6.00%	56,644,600	58,431,147
St. Joseph Medical Plaza & Cancer Center	125,970	5,035,378	6.00%	83,922,967	86,569,862
Total 2009	**311,679**	**$ 9,809,526**	**6.07%**	**$ 161,728,674**	**166,885,146**
Closing in 2010					
Huntington Memorial MOB & Parking Structure	183,652	6,092,666	6.00%	101,544,433	104,747,102
Mercy Gilbert Medical Plaza	63,973	1,462,848	6.15%	23,786,146	24,555,106
Total 2010	**247,625**	**$ 7,555,514**	**6.03%**	**$ 125,330,580**	**129,302,208**
Total Portfolio Less Portfolio Premium	**1,616,144**	**$ 44,738,861**	**6.17%**	**$ 724,624,075**	**$ 748,141,488**
Total Portfolio with Portfolio Premium	**1,616,144**	**$ 44,738,861**	**5.98%**	**$ 748,141,488**	
Portfolio Premium			**0.19%**	**$ 23,517,413**

B-2-2

EXHIBIT “B-3”

SAMPLE CAP RATE ADJUSTMENT CALCULATION

B-3-1

EXHIBIT “R”

PROPERTY MANAGEMENT AGREEMENT

See attached.

ASSET AND PROPERTY MANAGEMENT AGREEMENT

THIS ASSET AND PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is made as of < __________ > (“Effective Date”), by the following parties:

“Owner”:	<INSERT NAME OF PROPERTY OWNING ENTITY>

“Agent”:	PMB Real Estate Services LLC

“Property”:	<Insert Name Of Property>

Owner designates Agent as the managing Agent for Owner’s Property. Agent accepts this designation and agrees to furnish the services of its organization for the duties as more completely described below and in the attached Addenda:

1.	Term of Agreement. The term of this Agreement (“Term”) shall commence on <Insert Closing Date Of The Property Contribution Transaction>, and terminate ten (10) years after the Effective Date. This Agreement, if not previously renewed in writing for an additional fixed period, may be canceled effective at the end of the Term by either party giving written notice no less than thirty (30) days before the expiration of the Term. If not so canceled, the Term shall automatically be extended for additional terms of twelve (12) calendar months each, which shall be subject to cancellation in accordance with the provisions outlined above.

1.1.	Notwithstanding the above, at any time during the Term, Owner may serve written notice to Agent of its intention to cancel this Agreement in whole, or to cancel this Agreement only with respect to the “Asset Management Services” (defined below) or the “Property Management Services” (defined below), in each case, for Cause (defined below), provided written notice is given at least sixty (60) days before the effective date of such cancellation. During the 60 days, Agent may cure the Cause, if capable of being cured, or, if the Cause is incapable of being cured within that time, but can be cured within a reasonable period thereafter, commence to cure it and thereafter diligently pursue to cure it, in which case this Agreement shall not terminate pursuant to such written notice unless Agent fails to diligently cure such Cause within a reasonable period. As used in this Agreement, “Cause” means, while acting as Agent: fraud, bankruptcy, gross negligence, willful misconduct, material adverse default (i.e., after customary notice and opportunity to cure) of Agent, its officers, employees or agents, in all cases having a direct, substantial, and material adverse affect on the Property’s business. Cause will be established only after judicial or arbitral determination, provided that Agent may not cure such Cause following such judicial or arbitral determination unless Owner has consented to the same. As used in this Agreement, “Asset Management Services” means each of Agent’s obligations pursuant to Addendum D attached hereto. As used in this Agreement, “Property Management Services” means each of Agent’s obligations pursuant to Addendum A, Addendum B, and Addendum C attached hereto, as well as Agent’s obligations pursuant to Section 2.1(b)-(d) and Section 5.3 below.

1.2.	[Notwithstanding the foregoing provisions of Section 1.1 above, the cancellation of this Agreement with respect to the Property Management Services will also require the approval of all of <INSERT NAME OF HOSPITAL IF APPLICABLE>, to the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>.]

1.3.	Notwithstanding the foregoing provisions of this Section 1, this Agreement shall automatically terminate upon: (a) the sale or other transfer by Owner of the Property to an unaffiliated third party bona fide purchaser for value, or (b) the occurrence of a major casualty to the Property so that the Property is no longer in operation and is reasonably expected by Owner to be so for a period of at least eighteen (18) months.

ASSET AND MANAGEMENT AGREEMENT

1.4.	If this Agreement is terminated in whole or in part, Owner and Agent will cooperate in the timely and coordinated transfer of the applicable management responsibilities and the applicable files, keys, plans, specifications, and such other accountings, books and records relating to the Property. If necessary, Agent shall assign such existing contracts relating to the operations and maintenance of the Property as Owner shall require (which by their terms are assignable), provided that Owner or replacement agent shall agree to assume all liability thereunder accruing after the date of assignment.

1.5.	If this Agreement is terminated in whole or in part, Agent shall be paid in accordance with the provisions of this Agreement for its performance of the Asset Management Services and/or the Property Management Services, as applicable, prior to the effective date of such termination (or such later date as is mutually agreed upon by the parties hereto). Termination of this Agreement shall release Agent for liability for failure to perform the Asset Management Services and/or the Property Management Services, as applicable, after such termination (provided that such release shall not apply to any provisions hereof which expressly survive termination).

2.	Responsibility of Agent. In consideration of the real estate management services to be rendered by Agent under this Agreement, Agent agrees:

2.1.	Agent shall use commercially reasonable efforts: (a) in the performance of its duties for the Property in accordance with the obligations and limitations set forth in the attached Addenda, (b) to advise Owner periodically concerning any claims (including insurance claims) involving the Property, (c) to ensure that the Property complies with applicable laws and (d) to operate the Property in a manner that shall not disqualify Owner or its “Affiliates” (defined below) from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time). Agent shall not be obligated to perform such services as not specifically described herein. Agent shall not commence litigation or incur legal fees on Owner’s behalf without Owner’s prior written consent. As used herein, an “Affiliate” of any entity shall mean any entity, company, corporation, limited liability company, limited partnership, general partnership, or joint venture, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity.

2.2.	Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s duties and said records shall be available for Owner’s inspection at reasonable times on receipt of written notice therefore.

2.3.	Agent’s accounting records and reports will be provided in Agent’s current standard format (see copy of Agent’s current standard format as of the Effective Date attached hereto as Exhibit A). Owner and Agent may agree to alter the substance and form of reports from Agent to Owner. Notwithstanding the foregoing, Agent shall cooperate with Owner to make such modifications to the reporting format as Owner may reasonably request. Agent shall preserve the same for at least seven (7) years after the close of the calendar year to which they relate. Any person designated by Owner shall have access to such records, accounts and books and all other material pertaining to the Property and its operations during business hours on reasonable notice.

2.4.	Agent shall be responsible for costs relating to normal accounting required with respect to Agent’s duties under this Agreement. Owner shall pay for any additional costs or expenses that Agent or its Affiliates incur as a result of compliance with SOX or SEC rules, regulations, or laws with respect to the Property.

ASSET AND MANAGEMENT AGREEMENT

2.5.	Agent shall be authorized to sign, on Owner’s behalf, tenant leases or rental agreements without Owner’s co-signature, to the extent permitted pursuant to Section 5 of the attached Addendum C.

3.	Responsibilities of Owner. In consideration of the real estate management services to be rendered by Agent under this Agreement, Owner agrees:

3.1.	Owner shall, if applicable and if Agent reasonably deems it necessary, promptly furnish Agent with all documents and records as needed by Agent for the efficient management of the Property, including all leases, amendments and correspondence related thereto; the status of rental payments; mortgage loan information and payment instructions; copies of service contracts in effect; and all applicable insurance policies.

3.2.	Owner shall promptly provide Agent with all necessary funds for Agent to fulfill its obligations under this Agreement. If Owner has not provided said funds within seven (7) days after Agent’s written request, Agent may, at Agent’s sole option and in addition to all other remedies available to Agent, terminate this Agreement, provided that such termination shall occur prior to Owner’s delivery of such funds. Agent shall not be required to advance funds for Owner’s account.

4.	Termination of Property Manager. At any time during the Term, Owner may serve written notice to Agent of its intention to cause Agent to replace the “Property Manager” (defined in Addendum A hereto) due to such person’s failure to perform in a reasonable, professional manner in accordance with industry standards, as reasonably determined by Owner. [To the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>, Owner shall first obtain the consent of <INSERT NAME OF HOSPITAL IF APPLICABLE>. If <INSERT NAME OF HOSPITAL IF APPLICABLE> so consents, Agent shall contact <INSERT NAME OF HOSPITAL IF APPLICABLE>, to the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>, to request its consent to such replacement within thirty (30) days of receipt of such consent and Owner’s notice.] Agent must replace the Property Manager within sixty (60) days of receiving each such required consent.

5.	Insurance and Indemnification. Agent shall not be responsible for the type, amount, or sufficiency of insurance coverage on the Property.

5.1.	Except for matters involving Agent’s Cause, Owner shall indemnify, defend, and hold Agent and its members, partners, officers, employees and agents harmless from any and all claims, costs, expenses, demands, attorney’s fees, suits, liabilities, judgments and damages arising from or connected with the management of Property by Agent of the performance or exercise of any of the duties, obligations, powers or authorities granted to Agent under this Agreement; Owner shall promptly reimburse Agent for any monies Agent is required to pay whatsoever for items covered by this Section 5, and such obligation for reimbursement shall survive termination of this Agreement. Owner’s obligations under this Section 5.1 shall survive termination of this Agreement but shall not apply to any claim that relates to acts occurring after the date of termination.

5.2.

Agent shall indemnify, defend, and hold Owner and its members, partners, officers, employees and agents harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with any breach or default by Agent of its obligations under this Agreement which would constitute Cause and entitle Owner to terminate this Agreement. Such obligations of Agent shall: (a) apply without regard to whether this Agreement is actually terminated, and (b) survive termination of this Agreement. In addition, if this Agreement is terminated in whole or in part pursuant to Sections 1.1 above or 7.1 below, Agent shall indemnify, defend, and hold Owner harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with such termination;

ASSET AND MANAGEMENT AGREEMENT

provided, however, that the total costs payable by Agent pursuant to this sentence shall not exceed the total amount of fees paid to Agent by Owner hereunder with respect to the Property for the twenty-four (24) month period immediately preceding such termination pursuant to this Agreement.

5.3.	Owner shall obtain and maintain insurance for the Property in forms and coverage amounts of at least the forms and coverage amounts as are customary for similar medical office buildings. Agent shall periodically review and coordinate with Owner in matters regarding insurance coverage. Owner and Agent each waives claims for recovery against the other to the extent recovered under their respective insurance policies.

5.4.	Agent shall carry Worker’s Compensation and employer’s liability insurance at limits no less than statutory requirements where required to do so by law, including employer’s non-owned auto liability insurance. Agent shall comply with all local, State and Federal laws and regulations, including minimum wage laws, applicable to any employees.

5.5.	At all times during the continuance of this Agreement all bodily injury, property damage and personal injury insurance carried by Owner on Property shall, without cost to Agent, extend to, insure and indemnify Agent, as well as Owner, by endorsement of such insurance coverage to specifically name Agent as an additional insured.

5.6.	Copies of all insurance coverage and endorsements required under this Agreement shall be delivered promptly to each party as required.

6.	Termination Accounting. If any payments for Owner’s account are received by Agent after expiration or earlier termination of this Agreement, Agent shall promptly deliver such funds to Owner. If and to the extent there are not sufficient funds in Owner’s account to cover costs relating to the period before such expiration or earlier termination, Owner shall be solely responsible to pay same. Owner shall pay Agent reasonable out-of-pocket expenses incurred by Agent at Owner’s direction after expiration or earlier termination of this Agreement. Within thirty (30) days after expiration or earlier termination of this Agreement, Agent shall deliver to Owner all written reports required with respect to the Property under Section 2.3 above for any period not covered by previously delivered reports up to the time of such expiration or earlier termination.

7.	Miscellaneous.

7.1.	If a bankruptcy petition is filed by or against either Owner or Agent and is not dismissed within sixty (60) days, or if either makes an assignment for the benefit of creditors or takes advantage of any insolvency act or proceeding, either party may cancel this Agreement on ten (10) days written notice to the other.

7.2.	If either party brings an action to enforce or declare rights hereunder or seeks a judicial or arbitral determination of whether Cause may be established, the prevailing party in any such action, on trial, appeal, or otherwise, shall be entitled to reasonable attorneys’ fees to be paid by the losing party.

7.3.

This Agreement shall be governed by California law. When the context requires, any gender includes all others, the singular number includes the plural, and vice-versa. Captions are inserted for convenience of reference and do not describe or limit the scope or intent of this Agreement. Any recitals above, and any exhibits or schedules referred to and/or attached hereto, are incorporated by reference into this Agreement. “Person” includes any entity. “Including” means including without limitation. This Agreement contains the entire agreement between the parties regarding its subject matter. Any prior oral or written representations, agreements and/or understandings shall be of no effect.

ASSET AND MANAGEMENT AGREEMENT

No waiver, amendment or discharge of this Agreement shall be valid unless it is in writing and signed by the party to be obligated. This Agreement shall, subject to any provision of this Agreement that may prohibit or curtail assignment of rights, bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors; however, there are no intended third-party beneficiaries to this Agreement except those expressly set forth herein, and only the parties or their heirs, assigns, representatives and successors are entitled to enforce this Agreement. If any provision of this Agreement is held by a court to be invalid or unenforceable, the other provisions shall remain in effect. No inference or presumption shall be drawn if a party or its attorney prepared and/or drafted this Agreement; it shall be conclusively presumed that the parties participated equally in its preparation and/or drafting.

8.	Notice. For the purposes of this Agreement, unless changed by written notice, the mailing addresses of both parties for all purposes shall be:

Owner’s Notice Address:

<INSERT NAME OF PROPERTY OWNING ENTITY> 610 Newport Center Drive, Suite 1150 Newport Beach, CA 92660 949.759.6687 fax 949.718.4400 phone

Agent’s Notice Address:

PMB Real Estate Services LLC Attention: President 12348 High Bluff Drive, Suite 100 San Diego, CA 92130 858.794.1910 fax 858.794.1900 phone

9.	Assignment. Agent shall not sell, assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Owner (which may be granted or withheld in Owner’s sole and absolute discretion).

10.	Confidentiality. Except as may be required by applicable laws or governmental regulations governing Agent, at all times during the period of this Agreement and thereafter, Agent shall maintain strict confidence with respect to any and all information of a confidential, proprietary nature which is or may be either applicable to, or related in any way to the Property, including all financial records (the “Confidential Information”).

11.	Attachments. The following Addenda are attached to and made a part of this Agreement.

☒	Addendum A:	Property Management Agreement
☒	Addendum B:	Construction Management Agreement
☒	Addendum C:	Leasing Agreement
☒	Addendum D:	Asset Management Agreement

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ASSET AND MANAGEMENT AGREEMENT

INTENDING TO BE LEGALLY BOUND, the parties have signed this Management Agreement as of the Effective Date.

OWNER:

<_____________________________>

AGENT:

PMB Real Estate Services LLC,

a Delaware limited liability company

By:  <_______________>,

<a ______________>,

<its _____________>

By: _________________

Name:

Title:

ASSET AND MANAGEMENT AGREEMENT

Exhibit A

AGENT’S REPORT FORMAT

See attached Agent’s current (subject to periodic change) reporting format, incorporated by reference.

................................................................ end Exhibit

ASSET AND MANAGEMENT AGREEMENT

Exhibit A – Cover Sheet

Addendum A

PROPERTY MANAGEMENT

This Addendum A (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

1.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

2.	Agent’s Responsibilities. Agent shall appoint a manager to manage the Property (the “ Property Manager”). The Property Manager shall be Agent’s primary representative in managing the Property, and Agent shall keep Owner apprised of the identity and contact information of the Property Manager at all times. Agent’s authorities, duties, and responsibilities in connection with the Property’s management shall be as follows:

2.1.	Agent shall make its best commercial efforts to collect, and enforce the collection of, all rentals and other charges due Owner from tenants or other occupants of the Property in accordance with the terms of their leases or rental agreements.

2.2.	From Owner’s funds or as otherwise directed by Owner in writing, Agent is authorized to make all payments for the operation of the Property as indicated below. Agent shall cause to be disbursed regularly and punctually, (a) the aggregate amount required to be paid under the loan documents affecting the Properties, including amounts due for interest, amortization of principal and allocation to reserves or escrow funds, and (b) unless paid pursuant to a reserve established under such loan documents, the amount of all ad valorem taxes and other impositions levied against the Property and all insurance policy premiums, which shall be paid before delinquent or prior to the addition thereto of any interest or penalties. Agent is responsible for maintaining appropriate cash disbursement policies and procedures to ensure the appropriate controls over disbursement and shall deliver written notice to Owner if Owner’s funds held by Agent are projected to be insufficient for the payments indicated below. If Owner elects to make any or all payments associated with the Property, Owner shall make such payments in a timely fashion and provide Agent with such documentation and accounting procedures for said payments as Agent deems necessary to fulfill Agent’s responsibilities for operation of the Property. Responsibility for payments for specific items is as follows:

Agent	Owner
☒	☐	Real Property taxes, assessments, fees, charges
☒	☐	Insurance policy premiums
☐	☒	Income taxes arising from the income of the Property
☒	☐	Mortgage/Trust Deed Loan payments

2.3.

Agent shall be responsible for the payment on behalf of Owner for all other fees and payments necessary for the efficient operation of the Property. In cases of emergency, which in Agent’s opinion requires immediate repairs or alterations costing in excess of any budgeted amount, Agent shall use its reasonable discretion. Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s management of Property and said records shall be available for Owner’s inspection at reasonable times on receipt of prior written notice. All such books and records shall be and remain Owner’s property and, on the expiration or termination of this Agreement, shall be turned over to Owner or its designee so as to insure the orderly continuance of the management, operation and maintenance of the Property. Agent’s accounting records and reports will be provided in Agent’s current standard format subject to the

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 1

provisions of Section 2.3 of the Management Agreement. Not later than the fifteenth (15th) day of each month during the Term, with respect to the preceding calendar month, and not later than the tenth (10th ) day of the month after the close of a calendar quarter (i.e., the 10th of January, April, July, and October) with respect to the preceding calendar quarter, and not later than January 10th of each calendar year during the Term, Agent shall furnish Owner a statement of all revenues collected by Agent and all costs and expenses incurred by Agent in connection with the Property for the preceding calendar month, calendar quarter, or calendar year, as the case may be, prepared in such reasonable detail and form as shall reasonably be required by Owner. After deducting from gross monthly collections all expenses, reserves, any sums required by law, and Agent’s fees, the net amount of all funds collected for Owner’s account shall be remitted monthly by Agent to Owner by wire transfer or ACH payment at the address specified herein or as Owner may otherwise direct in writing. Owner and Agent may elect to retain, disburse, or remit funds in such other manner as may be mutually agreed on. Agent shall also render to Owner a statement showing all amounts received and disbursed for the period reported.

2.4.	Agent will establish a separate bank account for the Property and will use that account for the deposit of all revenues from the Property and the disbursement of all payments relating to the Property.

2.5.	Agent shall make all commercially reasonable efforts to effectively and efficiently manage the Property, including the monitoring of independent contractors responsible for the repair and maintenance and other services related to the Property. Agent shall arrange for, coordinate, supervise, administer, and manage on behalf and for the account and at the expense of Owner all activities and services required for the management, operation, and maintenance of the Property in a manner normally associated with high quality, comparable medical office buildings in the <INSERT NAME OF PROPERTY’S CITY AND STATE> area, in a manner and condition that is at least as good as the condition in which the Property is presently maintained, and consistent with the standards applied by Agent and “Affiliates of Agent” (defined below) with respect to the management of all other properties owned by Agent or Affiliates of Agent during the period that they were previously managed by Agent on behalf of various Affiliates of Agent, subject to the terms of this Agreement. On the basis of and consistent with the “Budget” (defined below), Agent shall execute on behalf of Owner, contracts for water, electricity, gas, fuel, oil, landscape maintenance, security services, cleaning, copier rental, sign service, vending, telephone, vermin extermination, trash removal, and other necessary services as necessary (collectively, “Service Contracts”). Service Contracts which are (a) entered into in arms length transactions and in accordance with the terms of the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty shall not require Owner’s prior approval. All other Service Contracts shall require Owner’s prior written approval. Agent shall obtain written approval from Owner before entering into any contract or agreement with any Affiliates of Agent and in all events such contracts or agreements must be on commercially reasonable and market terms. When taking bids or issuing purchase orders, Agent shall act at all times on behalf of Owner and shall be under a duty to secure for and credit to Owner any discounts, commissions, or rebates obtained as a result of such purchases. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Service Contract that is intended to provide income to Owner without Owner’s prior written approval.

2.6.

Agent, in its capacity as property manager, shall use its commercially reasonable efforts to cause or enable Owner: (a) to comply with all duties and obligations of Owner as “landlord” or “tenant”, as the case may be, (exclusive of those duties and obligations, if any, which by their nature must be performed by Owner) under all leases, rental

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 2

agreements, and ground leases affecting the Property, and (b) not to permit any default to occur thereunder on the part of Owner as such “landlord” or “tenant”. Agent shall promptly prepare, deliver, coordinate and comply with any and all reporting requirements under any loan documents affecting the Property (including any and all leasing reports, development reports, accounting reports and financial statements). Agent shall promptly prepare, deliver to Owner for Owner’s approval, and only upon receipt of Owner’s approval, submit to any lender under such loan documents, any and all draw requests and other deliveries required under such loan documents in connection with draw requests and disbursements and, in connection with the foregoing, coordinate the draw request and disbursement process all in accordance with the requirements of such loan documents.

2.7.	Agent, at Owner’s expense, shall make or cause to be made such alterations to the Property as Owner and Agent agree are necessary or desirable, or as required by the terms of leases or rental agreements, and replace, or cause to be replaced, damaged, worn, or inoperative equipment and fixtures.

2.8.	Agent shall provide Owner, on request from time to time, a completed property questionnaire in the form reasonably requested by Owner. Agent, at Owner’s expense and within a reasonable time, shall provide, or cause to be provided, and shall coordinate and supervise all security services and systems necessary to protect the Property. Such services shall include implementation of a plan of evacuation or other appropriate action in the event of any emergency, which plan shall be circulated and demonstrated to all tenants or occupants of the Property. When an emergency occurs, Agent shall take whatever action it deems reasonable to protect, maintain, or repair the Property and to protect the occupants of the Property, and shall promptly notify Owner of any such action. For the purpose of this provision, an “emergency” means an event that, in Agent’s reasonable belief, will cause immediate threat of damage or injury to persons or property.

2.9.	Subject to the provisions of this Section 2.9, Agent shall hire, prepare, insure, and enter into contracts with, supervise, and have the authority to terminate any independent contractors (on Owner’s behalf), and Property employees (on Agent’s behalf) reasonably required in the proper operation of the Property. Consistent with the Budget, Agent shall execute on behalf of Owner (without Owner’s co-signature or specific approval), such agreements with independent contractors (collectively, “Independent Contractor Agreements”) as are (a) entered into in arms length transactions and in accordance with the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty. All other Independent Contractor Agreements shall require Owner’s prior written approval. Furthermore, notwithstanding the foregoing, Agent shall obtain Owner’s prior written approval before entering into any Independent Contractor Agreements with any Affiliates of Agent and in all events such contracts must be on commercially reasonable and market terms. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Independent Contractor Agreement that is intended to provide income to Owner without Owner’s prior written approval. All Property employees are Agent’s employees, not Owner’s. Agent shall prepare payroll tax returns and shall execute and file punctually when due all forms, reports, and returns required by law relating to the employment of personnel and to the operation of the Property.

2.10.

Agent’s Property Manager shall receive tenant and other occupant communications on Owner’s behalf, shall coordinate and handle all relationships with, and complaints and requests from, tenants or occupants of the Property and shall use reasonable efforts to ensure tenant and occupant compliance with lease or rental agreement provisions. Agent shall maintain professional, business-like relationships with tenants and occupants and shall receive and respond timely to all tenants’ and occupants’ complaints and

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ADDENDUM A – PAGE 3

requests for services. Agent shall be required to respond to such complaints as may be directed by Owner, and Owner shall respond promptly indicating its approval or changes to any recommendation of Agent or its approval or changes to any itemized alternative.

2.11.	Agent is not authorized to practice law. If Agent deems legal assistance necessary for any reason, including rent collection or tenant or occupant eviction, Agent shall obtain such assistance from legal counsel approved by Owner. Any legal fees, costs, and expenses shall be Owner’s responsibility and paid from Owner’s funds; provided that Owner has previously approved such fees and expenses in writing.

2.12.	Agent shall supervise appraisers, counsel, and other consultants retained by Owner to evaluate Property value, performance, potential, and/or condition.

2.13.	Agent shall appeal property assessments or tax valuations, on Owner’s request or on Agents reasonable estimate of success in reducing said assessments or tax valuations.

2.14.	Agent shall supervise the property management function, perform inspections of property, and shall when appropriate make recommendations to Owner for changes, alterations, or capital improvements to enhance the value of the Property and optimize cash flow. Agent shall cause an inventory to be taken of all furniture and office equipment, , and any other major equipment or material belonging to the Property. Said furniture and equipment will be used in the operation of the Property and Agent shall exert commercially reasonable efforts to maintain such assets in the condition delivered to Agent, ordinary wear and tear excepted.

2.15.	Agent shall, on Owner’s request, procure financing on Owner’s behalf, including construction loans, permanent loans, refinancing of existing loans, or restructuring of Property debt and equity, or other types of financing on Owner’s written request.

2.16.	Agent shall coordinate with local government and the community to facilitate beneficial interaction and communication.

3.	Owner’s Responsibilities. Owner shall, if applicable, provide Agent with copies of all documentation and records in Owner’s possession, to allow Agent to perform its duties arising out of this Addendum.

4.	Annual Budget. Not later than sixty (60) days before each calendar year during the Term, Agent shall prepare and present to Owner an annual budget (the “Budget”) showing in reasonable detail for such year the following:

•	With respect to management of the Property, Agent’s month-to-month estimate of (a) projected rents, receipts and other revenues, (b) projected expenses, and (c) projected occupancy levels.

•

With respect to capital improvements and replacements of and additions to furniture, fixtures and equipment for the Property, (a) a list of capital needs for such year for improvements, furniture, fixtures, and operating equipment, (b) the projected cost of the items on such list, and (c) the anticipated schedule for the purchase and/or completion of such items.

4.1.

Owner shall have thirty (30) days from receipt of the Budget to approve it. Owner shall be deemed to have approved the Budget unless within such thirty (30) days, Owner notifies Agent in writing of its disapproval and the specific items contained in the Budget which it disapproves. If Owner disapproves the Budget, Agent shall submit to Owner a revised Budget within fifteen (15) days after receipt of notice of Owner’s disapproval, and Owner

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shall then have fifteen (15) days after receipt of the revised Budget to approve or disapprove the Budget as so revised.

4.2.

If Owner has not approved the Budget by December 1st, Agent shall manage, operate, and maintain the Property to the extent practicable in accordance with the Budget for the preceding calendar year until such time as Owner approves a budget for the then current year.

4.3.	Notwithstanding the limitations of the Budget, Agent, without Owner’s prior consent, may expend Owner’s funds not provided for in the Budget for emergency maintenance and repairs of the Property which Agent in good faith reasonably believes to be necessary to avoid the suspension of essential services to the Property or to prevent, or minimize the risk of, injury to persons or property in or about the Property. Agent shall notify Owner of and account to Owner for any such expenditures as soon as reasonably possible after they are made.

4.4.	As of the Effective Date, Agent has submitted to Owner, and Owner has approved, the Budget attached hereto as Exhibit A for <INSERT YEAR> with respect to the Property.

5.	Fees. Owner shall pay Agent as the monthly fee for its property management services hereunder four percent (4%) of all gross monthly collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such month) (the “Monthly Property Management Fee”). Notwithstanding the foregoing, if on or prior to the Effective Date Pacific Medical Buildings LLC or an “Affiliate” (as defined in the Management Agreement) of Pacific Medical Buildings LLC (collectively, “Affiliates of Agent”) entered into an agreement or other arrangement with any tenant, occupant, hospital or other third party, restricting the amount of the monthly property management fee permitted to be passed through to the tenants or occupants of the Property to an amount less than four percent (4%) of gross monthly collections from the Property, then the Monthly Property Management Fee shall be reduced to such lesser amount. “Gross monthly collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the month from the Property, or that have been previously collected and are applied during such month. In no event shall Agent’s monthly fee be less than $500, which amount is recognized by Owner and Agent as a reasonable minimum amount for services rendered hereunder. Owner will also pay for any additional reasonable costs or expenses that Agent incurs as a result of the extra expense above standard GAAP accounting required for SOX/SEC compliance in accordance with Section 2.4 of the Management Agreement. All expenses relating to personnel (including independent contractors, building engineers and the Property Managers) who work exclusively at the Property and/or who provide services to the Property and whose time can be reasonably allocated to the Property are in addition to Agent’s fee. Owner shall not be obligated to reimburse Agent for any expenses for off-site office equipment or off-site office supplies of Agent, for any overhead expenses of Agent incurred with respect to its general offices, or for any salaries, benefits, or wages allocable to time spent on projects other than the Property. Owner shall not be obligated to reimburse Agent for any obligations or expenses resulting from the gross negligence, fraud, or willful misconduct of Agent, nor for the failure of Agent to perform its material obligations and duties under this Agreement.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

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ADDENDUM A – PAGE 5

Exhibit A to Addendum A

INITIAL BUDGET

[See attached.]

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Exhibit A to Addendum A – Page 1

Addendum B

CONSTRUCTION MANAGEMENT

This Addendum B (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

Owner authorizes Agent to manage, supervise, and provide construction management services for the Property, in the general capacity as identified below and more completely described within this Addendum.

☒	Construction and/or demolition of one or more buildings or structures at the Property.
☒	Construction, refurbishment or modification and/or demolition of portions or the whole of the common areas in or on one or more buildings or structures at the Property.
☒	Construction and/or demolition of tenant improvements within existing or future buildings at the Property.

6. Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

7.	Agent’s Responsibilities.

7.1.	Agent shall provide as-needed supervision of all construction and administrative personnel required for each construction project, including any contractors, consultants, legal counsel, and accounting personnel. All employees (except independent contractors retained by Agent on behalf of Owner from time to time) shall be employed directly by Agent who shall be solely responsible for fulfilling all payroll tax functions with respect to the same.

7.2.	Agent shall use commercially reasonable due diligence in the construction management for each project and furnish the full services of its organization in the management of such project.

7.3.	Agent shall review and approve the monthly billings of the general contractor (which billings shall be subject to inspection by Owner at all times).

7.4.	Agent shall procure and maintain such public liability and fire insurance for each project as directed by Owner with Owner and Agent named as additional insureds.

7.5.	Agent shall not be obligated to make any monetary advance or incur any liability for the account of the Owner.

7.6.	Agent shall diligently oversee and coordinate any capital improvements for the Property pursuant to plans approved from time to time by Owner (including any so-called “Required Repairs” or “Scheduled Renovations” as may be required by any loan documents affecting the Property and all approved plans, budgets and schedules therefor).

8.	Owner’s Responsibilities.

8.1.	Owner shall procure and maintain adequate property damage and public liability insurance for the Property in accordance with Section 5.3 of the Management Agreement, and shall name Agent as an additional insured in accordance with Section 5.5 of the Management Agreement. Owner shall provide Agent with a copy of such insurance policy as available in accordance with Section 5.6 of the Management Agreement.

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8.2.	Agent shall at no time be obligated to advance funds on behalf of Owner.

9.	Fees. During the Term and with respect to any construction project which is not subject to a separate development agreement between Owner (or its Affiliate) and Agent (or Affiliates of Agent), Owner shall pay Agent a construction management fee calculated based on all direct construction costs incurred for each construction project (such costs, for each construction project, the “Construction Costs”), relating to: (a) the construction or demolition of buildings at the Property to the extent such construction or demolition is done after the completion of the initial construction, or (b) any second generation tenant improvements at the Property after the initial construction of the Property, whether done by Agent or by a tenant or occupant. Owner shall pay Agent (i) fifteen percent (15%) of the Construction Costs with respect to the first Seventy-Five Thousand Dollars ($75,000) of the Construction Costs, and (ii) five percent (5%) of the Construction Costs with respect to any Construction Costs in excess of Seventy Five Thousand Dollars ($75,000), if applicable. (For example, if the Construction Costs associated with a particular project total $100,000, Agent would receive construction management fees totaling $12,500 (i.e., (0.15 x $75,000) + (0.05 x $25,000)), and if the Construction Costs associated with a particular project total $70,000, Agent would receive construction management fees totaling $10,500 (i.e., 0.15 x $70,000).) The construction management fee shall be considered earned as Construction Costs are incurred for the project and shall be payable monthly (subject to a ten percent (10%) retention) on a percentage basis of total cost versus work completed and accepted. Any commissions, fees, or expenses of any third party construction managers shall be paid by Agent from this fee.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

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Addendum C

LEASING

This Addendum C (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

10. Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein. If the Management Agreement is terminated in whole or with respect to the “Property Management Services” (as defined in the Management Agreement), concurrently with such termination, Agent shall supply Owner with a list (the “List”) of tenants or occupants with whom Agent has been actively negotiating new leases or rental agreements for the Property and with whom Agent has exchanged draft letters of intent or draft term sheets (and Agent shall concurrently therewith supply Owner with copies of such draft letters of intent and/or draft term sheets). Owner shall pay to Agent the fees set forth in Section 4.1 below (subject to Section 4.3 below) for any new lease or rental agreement entered into by Owner and any tenant or occupant on the List, if (and only if) such new lease or rental agreement is fully executed within one hundred eighty (180) days of such termination.

11. Agent’s Responsibilities. Agent shall work diligently and use commercially reasonable efforts to procure tenants or occupants for the leasing or rental of the Property, including hiring, supervising, and terminating leasing brokers to assist in the leasing of available spaces, provided that such leasing brokers are not “Affiliates of Agent” (as defined in Addendum A to the Management Agreement) and charge customary market fees. Agent shall seek to fully lease and market the Property in at least an equal and comparable manner to the management, leasing and marketing efforts of Agent and Affiliates of Agent with respect to other properties which Agent or any Affiliates of Agent own, has an interest in, or manages, and shall not induce any of the tenants or occupants of the Property to vacate or terminate any of their leases or rental agreements at any of the properties owned by Owner or its “Affiliates” (as defined in the Management Agreement) in favor of relocating to any other property which Agent or any Affiliates of Agent owns, has an interest in, or manages. Agent shall prepare all leases, rental agreements, and modifications thereof including new leases, rental agreements, renewals, amendments, extensions, modifications, terminations, and all other such documents as may be necessary for the duties of Agent described herein and to the extent permitted pursuant to Section 5 of this Addendum C, Agent shall execute, on Owner’s behalf (and without Owner’s specific approval) such documents. Agent shall furnish Owner a fully executed original of said documents. Agent shall execute such listing agreements as are necessary to perform this function, and Owner shall be responsible for payment of all commissions due under the listing agreements to the extent such amounts have been itemized in the “Budget” (as defined in Addendum A to the Management Agreement).

12. Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.

13.	Fees.

13.1.

With respect to any new lease or rental agreement for the Property, Owner shall pay Agent 5% of the gross revenues from such lease or rental agreement over the initial five (5) year lease term and 2.5% of the gross revenues of any part of the initial term beyond five (5) years. Leasing fees shall be payable half on execution of the lease or rental agreement and half upon Agent’s receipt of the tenant’s or occupant’s payment of its first (1st) month of base rent under such lease or rental agreement.

13.2.	For renewal of any lease or rental agreement (including options to extend/renew), Owner shall pay Agent 2.5% of gross revenues from such lease or rental agreement over the entire renewal term, payable on renewal.

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Addendum C – Page 1

13.3.	Any leasing commissions paid to an outside broker shall be paid by Agent up to the amount of Agent’s fee described above.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

14. Leasing Guidelines. Owner and Agent have adopted for the Property the Leasing Guidelines set forth in the attached Exhibit A to this Addendum C. Agent shall adhere to the Leasing Guidelines but retains the right to deviate from the Leasing Guidelines as it sees fit in the exercise of its commercially reasonable discretion during each leasing process; provided that Agent shall not, without Owner’s prior, written consent, not to be unreasonably withheld, conditioned, or delayed, have such discretion with respect to any Property tenant or occupant whose lease represents more than ten percent (10%) of the Property’s rentable square footage. Owner and Agent shall annually review the Leasing Guidelines in good faith during the Term and make such revisions thereto as they agree. Agent shall have the right to review and propose additional reasonable changes to the Leasing Guidelines at other times if certain conditions exist which necessitate such changes (provided that Owner shall have the right, in its reasonable discretion, to accept or reject such proposals).

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Addendum C – Page 2

Exhibit A to Addendum C

LEASING GUIDELINES

Term:	__________ years

Base Rent:	$ _____ / RSF / NNN or more

Annual Escalation:	CPI (minimum 2%)

Tenant Improvements:	$ _____ / USF for new $ _____ / USF for renew

Tenancy Conditions:	Per Ground Lease < delete if no Ground Lease >

Tenant Concessions (i.e., free rent, etc.):	Per-Tenant basis, to be approved by Owner.

....................................................................... end Exhibit

ASSET AND MANAGEMENT AGREEMENT

Exhibit A to Addendum C

Addendum D

ASSET MANAGEMENT

This Addendum D (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

15.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

16.	Agent’s Asset Management Responsibilities. Agent’s duties and responsibilities in connection with the Property’s asset management shall be as follows:

16.1.	Agent shall prepare, on a quarterly basis, market/competitive analysis that includes specific comparisons of the market and Owner’s competitors to the performance of the Property;

16.2.	Agent shall conduct periodic meetings with the management personnel of any hospital tenants or occupants of the Property to review opportunities for further development and/or Property improvements;

16.3.	Agent shall analyze and recommend solutions to potential problems at the Property and related campus/physician issues;

16.4.	Agent shall perform oversight with respect to the preparation and compliance of the annual business plan;

16.5.	Agent shall conduct quarterly review of the Property’s performance; and

16.6.	Agent shall insure that the Property and all other assets that are managed by Agent for the benefit of Owner or its Affiliates are operated in a manner that shall not disqualify Owner or its Affiliates from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time).

17.	Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.

18.

Fees. Owner shall pay Agent for its asset management services, on a quarterly basis, an amount equal to one-fourth ( 1/4) of the annual fee, which annual fee shall be equal to sixty-five hundredths of one percent (0.65%) of all gross annual collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such year). “Gross annual collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the applicable year from the Property or that have been previously collected and are applied during such year.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

MANAGEMENT AGREEMENT

Addendum D – Page 1

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